June 20, 2000
E-commerce Group, Inc.
856 15th Street
North Vancouver, BC
V7P 1M6

Gentlemen;

We  have  acted as securities counsel for E-commerce Group,  Inc.
("ECGM" or the "Company"). You have asked us to render this opinion to E-commerce Group, Inc.

You have advised that:

  1. E-commerce Group, Inc. is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended
2. Daniel G. Chapman and Sean P. Flanagan have acted as legal counsel on behalf of the Company.
3. E-commerce Group, Inc. has agreed to issue its common stock to the above-named individuals as compensation for their services on behalf of E-commerce Group, Inc.
4. The shares to be issued to these individuals are pursuant to corporate resolution and the approval of the Board of Directors of E-commerce Group, Inc. These shares shall be registered pursuant to a Registration Statement on Form S-8.

We  have read such documents as have been made available  to  us.
For purposes of this opinion, we have assumed the authenticity of such documents.

Based on the accuracy of the information supplied to us, it is our opinion that E-commerce Group, Inc. may avail itself of a Registration Statement on Form S-8, and is qualified to do so. It is our further opinion that the above-named individuals are proper persons qualified to receive shares which are registered in a Registration Statement on Form S-8.

We  consent  to  the  use  of  this letter  in  the  Registration
Statement filed on Form S-8.

                                        Sincerely,


                                        /s/ Chapman & Flanagan,
                                        Ltd.
                                        Chapman & Flanagan, Ltd.